Exhibit 99.2	TRANSLATION

EXCLUSIVE TECHNOLOGY CONSULTING SERVICES AGREEMENT

This Exclusive Technology Consulting Services Agreement (hereinafter referred to as “this Agreement”) is entered into in Beijing on March 22, 2005 between the following two parties:

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

Party B:	Beijing Baidu Netcom Science and Technology Co., Ltd.
Legal Address:	12/F., Ideal International Plaza, No. 58 North-West 4th Ring, Haidian District, Beijing, PRC, 100080

WHEREAS:

(1)	Party A is a wholly foreign-owned enterprise duly incorporated under the People’s Republic of China (the “PRC”) law, which has the technology expertise and the practical experience on the development and design of computer software, and rich experience and professional technicians on information technology and services;

(2)	Party B is a limited liability company duly incorporated in Beijing, which is licensed by Beijing Communication Administration to carry on the value-added communication business such as Internet information services and is licensed by Beijing Administration for Industry and Commerce to carry on the network advertising business;

(3)	Since June 2005, Party A has been providing exclusive technology consulting services and relevant services to Party B and Party B agrees to accept such technology consulting the services. Both Parties wish to continue the cooperation and sign the written agreement to stipulate their own rights and obligation.

NOW THEREFORE, both Parties through mutual negotiation agree as follows:

1.	Exclusive Technology Consulting and Services; Sole and Exclusive Interests

1.1	During the term of this Agreement, Party A agrees to, as the exclusive technology consulting and services provider of Party B, provide the exclusive technology consulting and services to Party B (the content of services is specified in Appendix 1).

Exhibit 99.2	TRANSLATION

1.2	Party B agrees to accept the exclusive technology consulting and services provided by Party A and further agrees that, during the term of this Agreement, it shall not accept such technology consulting and services for the aforesaid business provided by any third party without the prior written consent of Party A.

2.	Calculation, Payment and Guarantee of the Fees for Technology Consulting and Services (the “Fee”)

2.1	Both parties agree to calculate and pay the Fee under this Agreement in accordance with the methods listed on Appendix 2 hereof.

2.2	Party B’s shareholder shall pledge the equity interests of Party B to Party A for securing the Fee that should be paid by Party B pursuant to this Agreement.

3.	Intellectual Property

3.1	Party A shall be the sole owner of the copyrights of the software designed by Party A and other relevant softwares, any intellectual property obtained through the research and development by Party A and any derivative rights arising from the performance of this Agreement or any other agreement reached by both parties, including but not limited to, the patent application right, copyright of the software, technical documents and materials, or other intellectual property rights and the right to license or transfer such intellectual properties, etc.

3.2	During the execution of this Agreement, if Party B needs to use Party A’s software program or system, both parties shall sign a separate agreement on the scope, method and fee of such license.

4.	Representations and Warranties

4.1	Party A hereby represents and warrants as follows:

4.1.1	Party A is a wholly foreign-owned enterprise duly incorporated and validly existing under the PRC law;

4.1.2	Party A, subject to its company power and business scope, has taken necessary company actions to get the proper authorization and the necessary consents or approvals from other third party or governments, without violating the restriction of the laws and company which binds or influences Party A to execute and perform this Agreement;

4.1.3	The Agreement will constitute a legal, valid and binding agreement of Party A and will be enforceable against Party A in accordance with its terms upon its execution.

Exhibit 99.2	TRANSLATION

4.2	Party B hereby represents and warrants as follows:

4.2.1	Party B is a limited liability company duly incorporated and validly existing under the PRC law, which is licensed by Beijing Communication Administration to carry on the value-added communication business including Internet information services and is licensed by Beijing Administration for Industry and Commerce to carry on network advertising business;

4.2.2	Party B, subject to its company power and business scope, has taken necessary company actions to get the proper authorization and the necessary consents or approvals) from other third party or governments, without violating the restriction of the laws and company which binds or influences Party A to execute and perform this Agreement;

4.2.3	The Agreement will constitute a legal, valid and binding agreement of Party B and will be enforceable against Party B in accordance with its terms upon its execution.

5.	Confidentiality

5.1	Party B agrees to take all reasonable manners to protect and maintain the confidentiality of the confidential data and information acknowledged or received by Party B through accepting the exclusive consulting and services from Party A (collectively the “Confidential Information”). Party B shall not disclose, give or transfer any Confidential Information to any third party without Party A’s prior written consent. Upon termination of this Agreement, Party B shall, at Party A’s request, return all and any documents, information or software contained any of such Confidential Information to Party A or destroy it at its own discretion, and delete all of such Confidential Information from any memory devices, and cease to use such Confidential Information.

5.2	Both parties acknowledge and confirm that any oral or written materials exchanged pursuant to this Agreement are confidential documents. Both parties shall keep secrets of all such documents and not disclose any such documents to any third party without prior written consent from the other party unless under the following conditions: (a) such documents are known or shall be known by the public (excluding the receiving party discloses such documents to the public without authorization); (b) any documents disclosed in accordance with applicable laws or rules or regulations of stock exchange; (c) any documents need required to be disclosed by any party to its legal counsel or financial consultant for the purpose of the transaction of this Agreement by any Party, and such legal counsel or financial consultant shall also comply with the confidentiality as stated hereof. Any disclosure by employees or agencies employed of any party shall be deemed as the disclosure of such party and such party shall assume the liabilities for its breach of contract pursuant to this Agreement.

Exhibit 99.2	TRANSLATION

5.3	Both parties agree that Article 5 shall survive whatever this Agreement is void, amended, cancelled, terminated or unable to perform.

6.	Indemnity

Party B shall indemnify and hold harmless Party A on a full indemnity basis against any loss, damage, liability, and fee arising from any litigation, claims or other legal procedures against Party A, which is caused by the content of consulting and service required by Party B.

7.	Effective Date and Term

7.1	This Agreement shall be signed as of the date first set forth above and it shall take into effect as of July 1, 2004.

7.2	The term of this Agreement is ten (10) years unless early terminated as set forth herein or in accordance with the terms set forth in other agreements entered into by both Parties.

7.3	This Agreement may be extended with the written consent of both parties at its expiration, and the extended term shall be determined by both parties through the manner of negotiation. If both parties have not reached any agreement on such extension, this Agreement shall be extended for one (1) year automatically at its expiration (including any expiration of extended term) unless Party A informs of the termination of this Agreement with the written notice before the expiration.

7.4	During the terms set forth in Article 7.2 and 7.3 hereof, if any party is terminated at the expiration of operation term (including any extension of such term) or by any other reason, this Agreement shall be terminated upon such termination of the party, unless such party has already assigned its rights and obligations in accordance with Article 13 hereof.

8.	Termination

8.1	Termination on Expiration

This Agreement shall expire on the date due unless this Agreement is extended in accordance with relevant provisions hereof.

8.2	Early Termination

During the term of this Agreement, Party B shall not terminate this Agreement unless Party A engages in any gross negligence, fraud, other illegal acts or is confronted with the bankruptcy. Notwithstanding the aforesaid provisions, Party A may terminate this Agreement at any time with a written notice to Party B within thirty (30) days in advance. During the term of this Agreement, if Party B breaches the contract and has not rectified its breach within fourteen (14) days upon receipt of Party A’s written notice for such breach, Party A shall inform Party B with a written notice to terminate this Agreement.

Exhibit 99.2	TRANSLATION

8.3	Survival.

The rights and obligations to both Parties under Article 5, 10 and 12 shall continue to be effective upon the termination of this Agreement.

9.	Governing Law

This Agreement shall be governed by, construed and enforced in accordance with the PRC laws.

10.	Settlement of Disputes

The parties shall strive to settle any dispute arising from the interpretation or performance in connection with this Agreement through friendly consultation. In case no settlement can be reached through consultation within thirty (30) days after such dispute is raised, each party can submit such matter to China International Economic and Trade Arbitration Commission (the “CIETAC”) in accordance with its rules. The arbitration shall take place in Beijing and the proceedings shall be conducted in Chinese. The arbitration award shall be final conclusive and binding upon both parties.

11.	Force Majeure

11.1	Force Majeure, which includes but not limited to acts of governments, acts of nature, fire, explosion, typhoon, flood, earthquake, tide, lightning or war, means any event that is beyond the party’s reasonable control and cannot be prevented with reasonable care of the affected party. However, any shortage of credit, capital or finance shall not be regarded as an event beyond the party’s reasonable control. The party affected by Force Majeure and seeks for the exemption from performing the obligations under this Agreement shall inform the other party of such exemption and any action taken by it for performing this Agreement.

11.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate manners to minimize or remove the effects of Force Majeure and attempt to resume the performance of the obligations delayed or prevented by the event of Force Majeure. Once the event of Force Majeure is removed, both parties agree to resume the performance of this Agreement with their best efforts.

12.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally

Exhibit 99.2	TRANSLATION

or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of relevant each party or both parties set forth below or other address of the party or of the other addressees specified by such party from time to time. The date when the notice is deemed to be duly served shall be determined as the follows: (a) a notice delivered personally is deemed duly served upon the delivery; (b) a notice sent by mail is deemed duly served the tenth (10th) day after the date when the air registered mail with postage prepaid has been sent out (as is shown on the postmark), or the fourth (4th) day after the delivery date to the internationally recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon the receipt time as is shown on the transmission confirmation of relevant documents.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Address: 12/F, ideal Intl. Plaza, No. 58 West-North 4th Ring, Beijing PRC, 100080
Attn: Wang Zhansheng
Fax: [8610-82607009]
Tel: [8610-82621188]

Party B:	Beijing Baidu Netcom Science and Technology Co., Ltd.
Address: 12/F, ideal Intl. Plaza, No. 58 West-North 4th Ring, Beijing PRC, 100080
Attn: Li Yanhong
Fax: [8610-82607008]
Tel: [8610-82621188]

13.	Assignment

13.1	Party B shall not assign its rights or obligations under this Agreement to any third party without the prior written consent of Party A.

13.2	Party B hereby agrees that Party A may assign its rights and obligations under this Agreement as its needs and such transfer shall only be subject to a written notice sent to Party B by Party A, and no any further consent from Party B will be required.

14.	Entire Agreement

Notwithstanding Article 7.1 hereof, both parties confirm that this Agreement shall constitute the entire agreement of both Parties with respect to the subject matters therein and supersedes and replaces all prior or contemporaneous verbal and written agreements and understandings.

15.	Severability

If any clause hereof is judged as invalid or non-enforceable according to relevant laws, such clause shall be deemed invalid only within the applicable area of the Laws and without affecting other clauses hereof in any way.

Exhibit 99.2	TRANSLATION

16.	Amendment and Supplement

Any amendment and supplement of this Agreement shall be made in writing by both Parties. The amendment and supplement duly executed by both Parties shall be deemed as a part of this Agreement and shall have the same legal effect as this Agreement.

17.	Copies

This Agreement is executed in duplicate, each party holds one and each original has the same legal effect.

IN WITNESS THEREOF both parties hereto have caused this Agreement to be duly executed by their legal representatives and duly authorized representatives on their behalf as of the date first set forth above.

[No Text Below]

Exhibit 99.2	TRANSLATION

[Signature Page]

Party A: Baidu Online Network Technology (Beijing) Co., Ltd.

Legal or Authorized Representative:	/s/ Shawn Wang

Seal:

Party B: Beijing Baidu Netcom Science and Technology Co., Ltd.

Legal or Authorized Representative:	/s/ Yanhong Li

Seal:

Exhibit 99.2	TRANSLATION

Appendix 1: The Content list of Technical Consulting and Services

(1)	To provide series of services to maintain the server and manage the network platform;

(2)	To develop and update the internet applications of the server, and its application to www.baidu.com (relevant domain names including baidu.com.cn, baidu.cn, baidu.com and shifen.com), the website hao123 (including www.hao123.com, www.hao123.net, www.hao222.com, and www.hao222.net) and other websites owned or operated by Party B;

(3)	To develop and update the application software of the internet users;

(4)	To provide technical services of electronic commerce, including but not limited to the design and maintenance of the electronic commerce platform;

(5)	To provide technical services of advertising design plan, software design, website programming etc, and administrative and consulting advices to Party B in connection with the advertising operation of Party B;

(6)	To provide the training of technology and technicians;

(7)	To support Party B’s needs for personnel, including but not limited to the secondment of Party A’s personnel to Party B (but Party B shall bear the cost and expenses of the personnel);

(8)	Other services recognized by both parties.

Exhibit 99.2	TRANSLATION

Appendix 2: Calculation and Payment of the Fee for Technical Consulting and Services

I.	Calculation Method

Monthly Fee = Standard Monthly Fee of pageview per thousand times × pageview times of that month / 1000

Standard Monthly Fee of pageview per thousand times = Basic Fee of advertisement per thousand times × pageview times of that month / the minimum pageview times per day × actual days of that month

From July 1, 2004 to March 31, March, Standard Monthly Fee of pageview per thousand times is RMB 0.5. From April 2005 on the Standard Monthly Fee of pageview per thousand times is RMB 0.9 and the Standard Quarterly Fee shall be determined according to the circumstance of such quarter.

II.	Payment Method

1.	Party A shall adjust the above mentioned minimum pageview times per day in accordance with Party B’s operation condition every month, and adjust the Monthly Fee accordingly. Party B is obligated to provide respective data and materials on Party A’s demand at any time and Party A has the right to examine or check with such data and materials at any time.

2.	Party B shall pay the Fee of last month to the account designated by Party A before the seventh (7th) day (extended accordingly in case of legal holiday or weekend) of each month.

3.	As for each transaction on the electronic commerce platform of Party B, Party B shall pay a service fee for electronic commerce to Party A that shall be determined by both parties in accordance with Party A’s service content and the market condition.